Exhibit 10.175

EMPLOYEE CONFIDENTIALITY,

INTELLECTUAL PROPERTY, NON-SOLICITATION AND

NON-COMPETITION AGREEMENT

This Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement (“Agreement”) is effective by and between the Company and Philip Osman (the “Employee”).

In consideration of Employee’s employment by the Company, and the payment of salary to Employee and for other valuable consideration, the receipt and adequacy of which Employee hereby acknowledges, Employee agrees (as either part of or in addition to Employee’s regular duties) as follows:

1. Definitions: As used in this Agreement, the following terms have the meanings indicated:

a. “Company” means Comverse, Inc. (“Comverse”) and, as appropriate, any currently existing or future parent, subsidiary, or other affiliated entity that directly or indirectly controls, is controlled by, or is under common control with Comverse, and any of these companies’ successors and assigns, by which Employee is now or hereafter employed. In the event that this Agreement is assigned by Company to a person or company who contemporaneously employs Employee, the “Company” shall thereafter be defined to mean and to refer to that assignee.

b. “Company Competitor” has the meaning stated in Section 12 below.

c. “Confidential Information” means information in any medium, whether written, oral, visual, electronic or other tangible or intangible form, consisting of business, technical, financial, employment or personal information of the Company or of any customer, vendor, consultant, advisor or other third party with whom the Company has or is contemplating a business relationship or other engagement (“Third Parties”), whether or not marked or otherwise identified as confidential or proprietary. Confidential Information includes, but is not limited to: data, technology, know-how, Inventions, Creative Works, discoveries, designs, processes, formulations, models, equipment, algorithms, computer programs and software, in object code and source code, and any derivative works, modifications, fixes and enhancements thereto, cost information, interfaces, technical documentation, product manuals, specifications, trade and business secrets, marketing and business plans, forecasts, projections and analyses, financial analyses and financial statements, sales, pricing and customer information, employee and other personnel information or data, customer technical requirements, requests for proposals, installation and service procedures, maintenance and support programs, contracts, legal tactics and attorney work product and information consisting of, concerning, or relating to, research and development work, current, future, planned or proposed products and pre-release devices. Confidential information does not include any information that (a) was in Employee’s possession or known to Employee, without an obligation to keep it confidential, before such information was disclosed to Employee by the Company or Third Parties; or (b) is or becomes lawfully public knowledge through a source other than Employee and through no fault of Employee.

d. “Creative Works” means any and all original works of authorship fixed in any tangible medium of expression, including, but not limited to, writings, compilations of data, charts, drawings, software, videos, photographs, music, designs, and mask works, and further including, but not limited to, any other subject matter for which copyright or mask work protection would apply, specifically including original or revised designs, computer software, advertising and marketing materials, instructional and procedural manuals, and related documents and copies thereof.

e. “Duly Authorized Representative” means an employee of the Company at the Vice President level or higher.

f. “Employment” means the period of time, including the time prior to the date signed below, during which Employee was or is employed, either full or part-time, by any entity included within the definition of the Company.

g. “Intellectual Property Rights” means the collection of proprietary legal rights in Inventions, Creative Works, Confidential Information, and other related forms of intangible property that can be protected under various patent, copyright, mask work, trademark, trade secret and know-how, and related laws.

h. “Inventions” means any and all discoveries, improvements, designs, and inventions, whether or not patentable, including, but not limited to, any new or improved products, processes, methods, machines, systems, computer software, compositions of matter, and further including, but not limited to, any other subject matter for which a patent or inventor’s certificate may be obtained.

2. Confidentiality: Employee acknowledges that, as a result of Employee’s Employment, Employee will have access to Confidential Information and other valuable rights of the Company. In addition to all duties and obligations imposed by law on Employee, unless Employee has express prior written consent from a Duly Authorized Representative of the Company or any attorney in the legal department of the Company to do otherwise, Employee agrees that, except as required by law: (i) Employee will treat as confidential and protect the secrecy of any Confidential Information that may be made available to Employee, (ii) Employee will not disclose, publish, or otherwise make any Confidential Information known to the public or to any third party and (iii) Employee will not use any Confidential Information for the benefit of any person or organization (including Employee) other than the Company.

3. Termination and Return of Company Property:

a. Upon the termination of Employment for any reason, or at any other time that the Company may request, Employee shall promptly deliver to the Company (and shall not delete or destroy (other than Confidential Information that is on his personal property and copies of which have been provided to the Company) all Confidential Information and all Company property, including any originals and all copies of any documents, records, data, software or other property, whether stored on computers or in hard copy, obtained from the Company or a third-party. Such property shall include everything obtained during and as a result of Employee’s employment with the Company, other than documents related to Employee’s compensation and benefits, such as pay stubs and benefit statements. In addition, Employee shall also return any phone, facsimile, printer, computer, personal digital assistant (PDA), or other items or equipment provided by the Company.

b. Employee shall not access the Company’s computer systems after the termination of Employee’s Employment.

c. If requested by the Company, Employee shall attend an exit interview upon termination of Employment to ensure that Employee complies with the terms of this Agreement.

4. Third-Party Confidentiality:

a. Employee shall not disclose to the Company or induce the Company to use any confidential or proprietary information belonging to persons not affiliated with the Company, including any of Employee’s former employers. Employee also acknowledges that the Company has disclosed to Employee that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Employee consents to be bound by any such duty owed by the Company to any third party.

b. Except for any prior obligations that Employee may have that are contained in any previous agreements of which Employee has attached a copy hereto, Employee represents that Employee is not subject to any agreement containing a non-competition, non-solicitation, or any other restriction with respect to (i) the nature of any services or business that Employee is being hired to perform or conduct for the Company, or (ii) the disclosure or use of any information that directly or indirectly relates to the business of the Company or to the nature of any services that Employee expects to be performing for the Company.

c. Employee further represents that Employee has not disclosed or used, and will not disclose or use, during Employee’s Employment, any confidential information that Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality before the commencement of Employee’s Employment with the Company.

5. Submission of Inventions and Creative Works: Employee shall promptly submit, to a designated representative of the Company, a written description of all ideas, discoveries, improvements, designs, writings, and all Inventions and Creative Works, whether or not patentable or copyrightable, that Employee may conceive or make or author, either solely or jointly with others, at any time during Employment, whether or not on Employee’s own time or with the Company’s resources, that relate to the present or anticipated business, research, or development of the Company; and Employee shall create, maintain, preserve, and make available to the Company as part of the Company’s property, complete, accurate, and up-to-date records, including but not limited to, correspondence, prototypes, models, drafts, and other written or tangible data, of all such inventive and creative activity. The Company shall promptly consider Employee’s written request to maintain any such submission in confidence.

6. Ownership of Inventions: Employee hereby assigns and agrees to assign to the Company all right, title, and interest in any Inventions Employee conceives or makes, either solely or jointly with others, at any time during Employment, and whether or not developed on Employee’s own time or with the Company’s resources, and Employees agrees that ownership is and shall reside in the Company; EXCEPT, however, that this assignment does not apply to, and Employee retains ownership of, any Invention: (i) that does not relate to the present or anticipated business, research, or development of the Company; and (ii) that Employee can show did not involve the use of any equipment, supplies, facilities, or trade secret information of the Company; and (iii) that did not result from any work Employee performed for the Company; and (iv) that Employee developed entirely on Employee’s own time. Any such Invention first reduced to practice within twelve (12) months after termination of Employment shall be disclosed by Employee to the Company and treated as if conceived during such Employment unless Employee can establish specific events giving rise to the conception that occurred after such Employment. Employee has specifically listed, in the space provided in Section 9 of this Agreement entitled “List of All Employee Prior Intellectual Property Rights”, any and all Inventions Employee conceived or made or acquired prior to Employment, and Employee hereby disclaims ownership of and agrees not to assert against the Company any rights in any Inventions not so listed. The Company agrees to promptly consider Employee’s written request for a release of any Invention for which this Agreement does not apply or in which the Company has no commercial interest.

7. Ownership of Creative Works: Employee acknowledges that all Creative Works that are covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976 will be considered a “work made for hire”, and the Company will be regarded as the author and owner of all copyrights in any such works. As to any Creative Works that are not “works made for hire” under the Copyright Act, such that Employee is regarded as the copyright author and owner, Employee hereby assigns and agrees to assign to the Company all right, title, and interest in any such Creative Works authored, either solely or jointly with others, at any time during Employment, and whether or not developed on Employee’s own time or with the Company’s resources, and Employee agrees that ownership is and shall reside in the Company; EXCEPT, however, that this assignment does not apply to, and Employee retains ownership of, any Creative Works: (i) that do not relate to the present or anticipated business, research, or development of the Company; and (ii) that Employee can show did not involve the use of any equipment, supplies, facilities, or trade secret information of the Company; and (iii) that did not result from any work Employee performed for the Company; and (iv) that Employee authored entirely on Employee’s own time. Employee has specifically listed, in the space provided in Section 9 of this Agreement entitled “List of All Employee Prior Intellectual Property Rights”, any and all Creative Works Employee has authored or acquired prior to Employment that relate to the present or anticipated business, research, or development of the Company, and hereby disclaims ownership of and shall not assert against the Company any rights in any Creative Works not so listed. The Company agrees to promptly consider Employee’s written request for a release of any Creative Works for which this Agreement does not apply or in which the Company has no commercial interest.

8. Cooperation: Both during and after Employment, Employee shall cooperate with the Company and promptly review, sign, and return all documents, communicate all pertinent information, and do anything else reasonably requested by the Company to obtain, maintain, enforce, and defend its Intellectual Property Rights and to vest in the Company all rights therein free of all encumbrances and adverse claims. Employee will not be entitled to further compensation for these services, except that Employee will be entitled to receive reasonable compensation for the time reasonably required for such services rendered after termination of Employment.

9. List of All Employee Prior Intellectual Property Rights: As required by Sections 6 and 7, Employee hereby identifies all Inventions and Creative Works conceived or made or acquired, either alone or jointly with others, prior to Employment. Employee represents that this list is complete. If there is no information listed, Employee represents that no such Inventions or Creative Works exist.

[ ]	No Inventions

[ ]	See Below:

[ ]	Additional sheets attached

10. At-Will Employment: Employee understands and acknowledges that this Agreement does not constitute an employment contract for a specific term, and that Employee is free to resign from Employment and the Company is free to terminate Employment at any time, for any or no reason, with or without notice, except as otherwise stated in Employee’s offer letter.

11. Future Employment: During Employment and for a period of twelve (12) months immediately following termination of Employment for any reason (voluntarily or involuntarily), prior to accepting employment with any new employer that has been, is, or plans to be engaged in competition with the Company, Employee will inform such employer of the existence of this Agreement and provide such employer with a copy. Employee authorizes the Company to forward a copy of this Agreement to any actual or prospective new employer, and inform any actual or prospective new employer of any concerns the Company may have about actual or possible conduct by Employee that may be in breach of this Agreement.

12. Non-Competition: Employee shall not, during Employment and for a period of twelve (12) months immediately following termination of Employment for any reason (voluntarily or involuntarily), directly or indirectly engage in any activity on behalf of a Company Competitor in any capacity relating to any product(s) or service(s) on which Employee worked on behalf of the Company during Employment or about which Employee had access to Confidential Information during Employment. As used herein, “Company Competitor” means any person or organization (including Employee acting independently) engaged in, or planning to engage in, any of the businesses of the Company, specifically including any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services which are in competition with the Company’s then current or intended products or services. The restrictions under this Section will be applicable in any state or country in which the Company then conducts business or reasonably has plans to conduct business. It is not the intent of these restrictions to bar Employee from employment in a non-competitive capacity for any company whose general business is the manufacture of communications equipment or delivery of communications services.

13. Non-Solicitation: Employee shall not, during Employment and for a period of twelve (12) months immediately following termination of Employment for any reason (voluntarily or involuntarily), directly or indirectly, engage in, assist in, or be connected in any manner with: (i) the solicitation of business from any of the Company’s clients or customers with whom Employee interacted as part of Employment (except for and on behalf of the Company), nor any attempt to induce any of the Company’s suppliers, licensees, clients, customers or other business relations with whom Employee interacted as part of Employment to withdraw from, or reduce their business with, the Company; or (ii) the solicitation for employment, consulting, or contract work of any of the Company’s employees, nor any attempt to induce any of the Company’s employees to leave employment with the Company, without the express prior written consent of a Duly Authorized Representative of the Company.

14. Remedies:

a. EMPLOYEE AGREES THAT THE DURATION AND GEOGRAPHIC SCOPE OF THE NON-COMPETITION AND NON-SOLICITATION PROVISIONS SET FORTH IN SECTIONS 12 AND 13 ARE REASONABLE AND ACCEPTABLE.

b. Employee recognizes that the obligations to assign certain Inventions and Creative Works to the Company, not disclose or use Confidential Information, and not to compete or solicit, are special, unique, and of extraordinary character, for which an action at law for monetary damages would not be adequate in the event of a breach. Therefore, in the event of any actual or threatened breach of those obligations, the Company shall be entitled, in addition to any other remedies available to it, to specific performance, to preliminary, temporary or permanent injunctive relief, or to any other equitable relief that the court may find just and proper to enforce this Agreement, along with recovering reasonable attorneys’ fees and costs of prosecuting any action.

c. In the event that an appropriate court determines that any provisions of Sections 12 (Non-Competition) and 13 (Non-Solicitation), including the provisions regarding duration, geographic scope, prohibited activities, or otherwise, are unenforceable, the restrictions and limitations of these paragraphs may be reduced or curtailed to the extent necessary to render them enforceable and that those Sections shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable. The Company and Employee intend Sections 12 and 13 to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where those provisions are intended to be effective.

15. Assignment: Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties or obligations under this Agreement. The Company may assign its rights and delegate any of its duties or obligations under this Agreement in its sole discretion.

16. Notices: Any notice required or desired to be given under this Agreement shall be deemed given only if in writing sent by overnight carrier or registered/certified mail as follows:

•	If to Employee: To Employee’s most recent home address provided to the Company.

•	If to Company: To Company’s then current mailing address and to the attention of Vice President of Americas HR Service Center.

17. Applicable Law: This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflict of laws. This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available to the Company under applicable law, including any claims asserting misappropriation of trade secrets or unfair trade practices.

18. New York Courts and Jury Waiver: Any action to enforce arising out of, or relating in any way to, any of the provisions of this Agreement must be brought and prosecuted exclusively in such court or courts located in the State of New York; and the parties consent to the jurisdiction of said court or courts located in the State of New York and to service of process by registered mail, return receipt requested, or by any other manner provided by law. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL FOR ANY CLAIM RELATING TO RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.

19. Severability: If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

20. Waiver: No waiver by either party of any breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach or violation hereof. In the event that Employee believes that employment otherwise in violation of this Agreement would not harm the Company’s legitimate business interests, Employee may request the Company to waive certain of the restrictions contained in this Agreement. Any such request shall be made, pursuant to Section 16 of this Agreement, in writing to the Company’s Vice President of Americas HR Service Center and shall identify the business with whom the Employee seeks to associate and describe the duties that the Employee seeks to perform. The Company has the sole discretion whether to grant such a waiver. No waiver of any restrictions under this Agreement will be effective unless in writing and signed by a Duly Authorized Representative of the Company.

21. Headings: The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22. Survival:

a. Employee’s obligations under this Agreement and the Company’s rights under this Agreement shall survive the termination of Employee’s employment with the Company.

b. Employee’s obligations hereunder shall continue in full force and effect in the event that Employee’s job title or responsibilities or other conditions of Employment with the Company change subsequent to the execution of the Agreement, without the need to execute a new agreement.

23. Amendments: This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge hereof be affected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any such amendment, waiver, change, modification, consent or discharge is sought.

24. Entire Agreement: This Agreement is the entire agreement between the Company and Employee and supersedes any previous oral or written agreement or understanding between the Company and Employee with respect to the subject matter hereof. No other representations, warranties, promises, or undertakings have been made or are valid other than those expressly contained in this Agreement.

BY SIGNING THIS AGREEMENT, EMPLOYEE HEREBY CERTIFIES THAT EMPLOYEE HAS READ AND FULLY UNDERSTANDS THE MEANING OF ALL TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING THE ABOVE NOTICE REGARDING INVENTIONS, AND THAT EMPLOYEE ACKNOWLEDGES THE RIGHT TO SEEK INDEPENDENT LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT.

Signed and Witnessed at                                         , on                                         ,

EMPLOYEE:	COMVERSE, INC.

/s/ Philip H. Osman	By:
(Signature)

Philip H. Osman	/s/ Andre Dahan
(Printed Name)	(Signature)

5/12/10	Andre Dahan
(Date)	(Printed Name)

CEO
(Title)

5/12/10
(Date)

WITNESS:

(Signature)

(Printed Name)